News Release

Contact	Dave Blumberg
TransUnion
E-mail        david.blumberg@transunion.com
Telephone    312-972-6646

transunion.com

News Release
transunion.com
FOR IMMEDIATE RELEASE
TransUnion Announces Agreement to Acquire Callcredit
U.K. acquisition expands TransUnion’s international position

Chicago, April 20, 2018 - TransUnion (NYSE: TRU) announced today its agreement to purchase Callcredit Information Group, Ltd., the second largest and fastest growing consumer credit bureau in the U.K., headquartered in Leeds.

Founded in 2000, Callcredit is a U.K.-based information solutions company that, like TransUnion, provides data, analytics and technology solutions to help businesses and consumers make informed decisions.

“TransUnion and Callcredit have strong synergies across our business models and solutions, and we share a commitment to using information to benefit consumers and global economies alike,” said Jim Peck, TransUnion’s president and chief executive officer. “Callcredit is an outstanding acquisition for TransUnion, and together, we’ll be a powerful force to deliver value to shareholders, customers and consumers across all the markets we serve.”

International expansion is a key growth strategy for TransUnion, already doing business in 33 countries. The company applies its global operating model to all acquisitions, optimizing business and operational processes. TransUnion’s innovative global solutions include trended data leader CreditVision® and consumer empowerment application CreditView®, as well as an array of data, fraud, decisioning, analytics and consumer identity solutions.
“We continue to drive growth by identifying and investing in attractive international markets. As a leader in the world’s second largest credit market, Callcredit certainly fits the model,” said David Neenan, President of TransUnion’s International business. “And, with the growing trend of multi-bureau usage in the U.K., we believe this is the right time to introduce TransUnion into the market.”
With a strong record of growth and innovation in both core credit and emerging solutions, Callcredit has achieved strong market success in the U.K. The growth of financial technology (FinTech) and alternative lenders is driving demand for credit reporting services in markets worldwide, including the U.K., and Callcredit and TransUnion are both positioned well to competitively deliver on this demand.
“Investment by a global company with an established track record, shared values and leadership who recognized our market potential is absolutely the right fit for us and the market,” said Mike Gordon, Callcredit chief executive officer. “We are excited about the future and unique opportunity to elevate our competitive advantage with TransUnion through our combined innovation and expertise.”

TransUnion agreed to acquire Callcredit for £1 billion, which is approximately $1.4 billion at today’s exchange rate. The acquisition is anticipated to close late in the second quarter or early in the third quarter pending regulatory approval.

About TransUnion (NYSE:TRU)
Information is a powerful thing. At TransUnion, we realize that. We are dedicated to finding innovative ways information can be used to help individuals make better and smarter decisions. We help uncover unique stories, trends and insights behind each data point, using historical information as well as alternative data sources. This allows a variety of markets and businesses to better manage risk and consumers to better manage their credit, personal information and identity. Today, TransUnion has a global presence in more than 30 countries and a leading presence in several international markets across North America, Africa, Latin America and Asia. Through the power of information, TransUnion is working to build stronger economies and families and safer communities worldwide.
We call this Information for Good.
http://www.transunion.com/business

About Callcredit
Callcredit specializes in credit referencing, fraud and analytics, and database marketing solutions, and is an expert in managing consumer data for businesses across every sector.  The Group is structured into four divisions, Credit Solutions, Fraud & Analytics, Marketing Solutions, and Consumer Markets. Callcredit focuses on developing innovative products and services across these divisions to help businesses make smarter and informed decisions throughout the customer lifecycle. Founded in 2000, the Group includes the U.K.'s second largest credit reference agency and employs approximately 1,200 professionals, with offices in the U.K., Lithuania and around the world. In 2014, Callcredit was acquired by GTCR, a leading private equity firm based in Chicago.

###